Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of CBS Outdoor Americas Inc. of our report dated February 18, 2014, except for the effects of the stock split discussed in Note 1 to the combined consolidated financial statements, as to which the date is March 17, 2014, relating to the financial statements and financial statement schedules of CBS Outdoor Americas which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 11, 2014